Exhibit 5.1

March 24, 2008

Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd.

South San Francisco, California 94080

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as your counsel in connection with the preparation of your Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of your common stock, $0.001 par value (the “Common Stock”). Under the terms of the Option Agreement, by and between Marc Rubin and Titan Pharmaceuticals, Inc. (the “Company”), dated as of October 1, 2007, the Company granted Dr. Rubin stock options to acquire 1,500,000 shares of the Company’s Common Stock. We have examined such corporate records, documents and matters of law as we have considered appropriate for the purposes of this opinion.

Based upon such examination and our participation in the preparation of the Registration Statement, it is our opinion that the Common Stock, when issued in the manner described in the Option Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Loeb & Loeb LLP
LOEB & LOEB LLP